UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2012

CHARMING SHOPPES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	000-07258	23-1721355
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3750 STATE ROAD, BENSALEM, PA	19020
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (215) 245-9100

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2012, Charming Shoppes, Inc. (the “Company”) approved a compensation arrangement with MaryEllen MacDowell (“MacDowell”), the president of the Company's Fashion Bug brand and a named executive officer, pursuant to which MacDowell will receive a retention bonus of $150,000 if (a) MacDowell maintains continuous employment with Fashion Bug through the earlier of April 1, 2013 or the date of closing on the sale of Fashion Bug (the “Closing Date”), or (b) Fashion Bug terminates MacDowell's employment without cause prior to the earlier of April 1, 2013 or the Closing Date. Cause is defined to include, among other things, violation of Fashion Bug's policies and failure to satisfactorily perform MacDowell's duties. This compensation arrangement replaces McDowell's prior compensation arrangement which was approved on December 9, 2011 and which expired on April 1, 2012.

On April 12, 2012, the Company approved an annual grant of time-based stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) effective April 13, 2012 to MacDowell in the following amounts: 45,549 SARs and 9,106 RSUs. The Company also approved a grant of performance share units (“PSUs”) to MacDowell. The number of PSUs granted to MacDowell is equal to her annual salary divided by the closing price of the Company's Common Stock on the NASDAQ Global Select Market on April 13, 2012. 84,746 PSUs were granted to MacDowell as determined on April 13, 2012.

The SARs were granted under the terms of the Company's 2010 Stock Award and Incentive Plan (the “2010 Plan”). Each SAR represents the right to receive, at exercise, a number of shares of the Company's common stock with a fair market value at the date of exercise equal to the appreciation in value of the Company's common stock over the base amount. The base amount per share is the fair market value of the Company's common stock on April 13, 2012 (i.e. $5.90 per share). The SARs will vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date, subject only to the grantee's continued employment with the Company. The SARs may be accelerated upon a change of control of the Company if the successor does not convert the SARs to stock appreciation rights with equivalent terms. The SAR may also be accelerated upon a change of control if the successor does convert the SARs to stock appreciation rights with equivalent terms and the grantee's employment is involuntarily terminated other than for cause, or is terminated for good reason, within 24 months of a change of control. The SARs will terminate on the seventh anniversary of the grant date, or earlier upon certain terminations of employment. Vesting of the SARs may be accelerated in full or in part upon certain terminations of employment.

The RSUs were granted under the terms of the Company's 2010 Plan. The RSUs will vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date, subject only to the grantee's continued employment with the Company. The RSUs may be accelerated upon a change of control of the Company if the successor does not convert the RSUs to restricted stock rights with equivalent terms. The RSU may also be accelerated upon a change of control if the successor does convert the RSUs to restricted stock units with equivalent terms and the grantee's employment is involuntarily terminated other than for cause, or is terminated for good reason, within 24 months of a change of control. Vesting of the RSUs may be accelerated in full or in part upon certain terminations of employment.

The PSUs were granted under the terms of the Company's 2010 Plan. The actual number of shares that will vest and be distributed pursuant to the Performance Share Unit Grant Agreement (the “PSU Agreement”) will depend on the Company's achievement of certain performance goals for the fiscal year ending January 31, 2015 or the satisfaction of other conditions described in the PSU Agreement. The performance goal relates to the Company's achievement of a specified level of Adjusted EBITDA (as defined in the PSU Agreement) and Adjusted Return on Net Tangible Assets (as defined in the PSU Agreement) and provides for 100% vesting upon achievement of the target amount, 40% vesting upon achievement of a minimum amount, and 240% vesting upon achievement of a maximum amount, with interpolation between these measuring points. The PSUs vest on January 31, 2015, subject to continued employment with the Company and to the Company's achievement of the performance goals specified in the PSU Agreement. In general, the PSUs are subject to forfeiture during the performance period upon termination of employment for any reason other than death, disability, retirement, termination by the employee for good reason, or termination by the Company for reasons other than cause. In the event the grantee's employment is terminated on account of retirement, termination by the Company for reasons other than cause, or termination by the employee for good reason, the PSUs are subject to forfeiture upon a breach by the grantee of certain restrictive covenants. In addition, if a Change in Control (as defined in the PSU Agreement) occurs before February 3, 2013, on or after February 3, 2013 and before February 2, 2014, or on or after February 2, 2014, one-third, two-thirds, or all of the grantee's outstanding Performance Share Units, respectively, will vest at the Target Award level on the date of the change of control. The grantee's remaining Performance Share Units, if any, will be forfeited as of the date of the Change in Control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARMING SHOPPES, INC.
(Registrant)

Date:	April 17, 2012	/S/ ERIC M. SPECTER
Eric M. Specter
Executive Vice President
Chief Financial Officer

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